Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 15, 2022, with respect to the financial statements and financial highlights of VanEck VIP Emerging Markets Bond Fund, VanEck VIP Emerging Markets Fund, VanEck VIP Global Gold Fund, and VanEck VIP Global Resources Fund, four of the series constituting VanEck VIP Trust, included in their Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2021, into the Post-Effective Amendment No. 90 to the Registration Statement (Form N-1A, File No. 033-13019) of VanEck VIP Trust, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 22, 2022